    As filed with the Securities and Exchange Commission on May 30, 1996
                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                           VECTRA BANKING CORPORATION
             (Exact name of registrant as specified in its charter)

         COLORADO                          6022                  84-1087703
(State or other jurisdiction of (Primary standard industrial  (I.R.S. Employer
incorporation or organization)   classification code number) Identification No.)

                    1650 SOUTH COLORADO BOULEVARD, SUITE 320
                             DENVER, COLORADO 80222
                                 (303) 782-7440
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------

                      INCENTIVE STOCK PURCHASE AGREEMENTS
                           (Full titles of the plans)

                             ----------------------

                          COPIES OF COMMUNICATIONS TO:

  GARY S. JUDD, PRESIDENT
VECTRA BANKING CORPORATION                               REID A. GODBOLT, ESQ.
1650 SOUTH COLORADO BOULEVARD                             JONES & KELLER, P.C.
        SUITE 320                                      1625 BROADWAY, SUITE 1600
DENVER, COLORADO 80222                                   DENVER, COLORADO 80202
         (303) 782-7440                                       (303) 573-1600


               (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
      Title of each class of            Amount to            Proposed maximum         Proposed maximum           Amount of
   securities to be registered        be registered           offering price              aggregate            registration
                                                                per share              offering price              fee(1)
- -----------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $0.01          30,000                    $.01                    $300.00                 $100
  per share
==============================================================================================================================

(1) Minimum filing fee as required by Section 6(b) of the Securities Act of 1933.

================================================================================

                           VECTRA BANKING CORPORATION

                      INCENTIVE STOCK PURCHASE AGREEMENTS

          Cross Reference Sheet for Prospectus Pursuant to Rule 404(a)

Form S-8
Item No.         Item Caption                                       Heading in Prospectus
- ---------        ------------                                       ---------------------
    1            Information Required in the Section                Information Required in the Section
                 10(a) Prospectus                                   10(a) Prospectus

    2            Registrant Information and Employee                Incorporation of Documents by
                 Plan Annual Information                            Reference

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Note: The document(s) containing the Incentive Stock Purchase Agreements information required by Item I of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of
Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                   PROSPECTUS

                                ----------------

                           VECTRA BANKING CORPORATION
              UP TO 30,000 SHARES OF COMMON STOCK, $.01 PAR VALUE
                             Issued Pursuant To The
                      INCENTIVE STOCK PURCHASE AGREEMENTS


         This Prospectus relates to 30,000 shares of Common Stock, $.01 par value (the "Common Stock"), of Vectra Banking Corporation (the "Company") to be offered for the account of the Selling Shareholders (as defined in this Prospectus under "Selling Shareholders"). The Common Stock to which this Prospectus relates was issued to the Selling Shareholders pursuant to various Incentive Stock Purchase Agreements (the "Agreements"). The Selling Shareholders may offer to sell the Common Stock covered by this Prospectus from time to time at prices and upon terms then obtainable in (i) ordinary brokers' transactions, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, or (iii) a combination of any such methods of sale in each case at market prices. See "Plan of Distribution." The Selling Shareholders and any broker-dealers who participate in sales of Common Stock covered by this Prospectus may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions paid or discounts or concessions allowed to any such broker-dealers by any person, any profits received from reselling the Common Stock covered by this Prospectus if any such broker-dealers purchases any such Common Stock as a principal, may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders of Common Stock will pay all discounts, commissions, and fees incurred in selling Common Stock covered by this Prospectus, except that the Company will bear all expenses incident to the registration and qualification of the shares under the Securities Act of 1933, as amended, and state securities laws, on behalf of the Selling Shareholders. The Company will receive no proceeds from sales by the Selling Shareholders.

         The Common Stock is listed on the Nasdaq National Market System under the symbol VTRA. On May 28, 1996, the reported closing price of the Common Stock on the Nasdaq Stock Market was $12.50.


                                ----------------


THE SECURITIES OFFERED HEREBY ENTAIL CERTAIN RISKS WHICH SHOULD BE CONSIDERED BY INVESTORS. SEE "RISK FACTORS."


                                ----------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                ----------------

                  The date of this Prospectus is May 30, 1996

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .    3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . .    3

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

SELLING SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . .   10

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . .   11

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Such reports and other information concerning the Company may be inspected and copied at the offices of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Public Reference Facilities in the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and the New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered pursuant to this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto, which are available for inspection at no fee at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of the foregoing material can also be obtained at prescribed rates from the Public Reference Section of the Commission.

         The Company furnishes to its shareholders annual reports containing financial statements audited by its independent accountants and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

         a. the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and Amendment No. 1 on Form 10-K-A;

         b. the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

         c. the description of the Common Stock, par value $.01 per share, of the Company (the "Common Stock") set forth in the Registration Statement on Form 8-A, filed with the Commission on March 10, 1994, including any amendment or report filed for the purpose of updating such description.

         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment (such documents, and the documents enumerated above, being hereafter referred to as "Incorporated Documents").

         Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests shall be directed to Vectra Banking Corporation, 1650 South Colorado Boulevard, Suite 320, Denver, Colorado 80222, Attention: Ray L. Nash, Chief Financial Officer (telephone number (303) 782-7440). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE COMPANY'S AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  THE COMPANY

         The Company, with a total of 11 banking locations through the Company's wholly-owned subsidiary, Vectra Bank, is the third largest independent Colorado-based bank holding company. The Company was founded in 1988 by two senior banking executives who, together with a small group of investors, provided $9.8 million in initial capital to the Company. The Company's initial objective was to acquire several strategically located but under performing banks and transform them into a banking system that would provide a broad package of products and services to its customers and growth potential to its shareholders. In 1989, the Company acquired its initial eight locations having total assets of $156 million, and in 1991 acquired a ninth location with total assets of $6 million. In early 1994, the Company completed a public offering of 923,770 shares of Company Common Stock and 805,000 shares of Company 1994 preferred stock, with net proceeds totaling approximately $11.6 million. In November 1995, the Company acquired First Denver Corporation, a bank holding company whose primary operation was First National Bank of Denver, which is now the Company's eleventh banking location. On December 26, 1995, the Company entered into an Agreement and Plan of Merger to acquire by merger Bank Land Co., a Colorado bank holding company which operates and owns approximately 92% of Southwest State Bank, which operates a single location bank in Denver, Colorado. The purchase price is estimated at $22,356,000, although it is subject to change. Consummation of the merger is subject to shareholder approvals by Bank Land Co., Southwest State Bank, and the Company. At December 31, 1995, the Company had total consolidated assets of approximately $419 million and shareholders' equity of approximately $30.9 million.

         The Company intends to continue to pursue a growth strategy, with the goal of maintaining and expanding a well- capitalized, customer-focused financial institution. Management believes that the executive management team, distribution network and operational systems support are in place to achieve this goal. The Company expects to continue its growth strategy during the next few years through a combination of internal growth and acquisitions.
Management of Vectra Bank also believes that increased consolidation and regulatory burdens are likely to lead owners of community banks to explore the possibility of a combination with a broader-based bank holding company such as the Company.

         The Company's operating strategy is to continue to build a growing, profitable community banking network. The principal elements of this strategy are (i) focusing on the financial service needs of consumers and small-to-medium-size businesses by combining the elements of service traditionally found in community banks with product lines typically found in large banks, (ii) emphasizing high quality customer service in all aspects of operations, (iii) maintaining high asset quality and (iv) achieving efficiencies through centralized administrative and support functions.

         Vectra Bank is a Colorado banking corporation which is wholly-owned by the Company. Vectra Bank is the Company's only bank subsidiary. Vectra Bank owns and operates all of the 11 banking locations of the Company. The Company's executive offices are located at 1650 South Colorado Boulevard, Suite 320, Denver, Colorado 80222, and its telephone number is 303-782-7440.

                                  RISK FACTORS

         The following factors should be considered carefully before purchasing the Shares offered by this Prospectus. Since the Company's financial success is wholly dependent on the success of Vectra Bank and its banking locations, risk factor references to Vectra Bank directly influence and are applicable to the Company.

GROWTH AND ACQUISITION STRATEGIES

         The Company has pursued and intends to continue to pursue a growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk levels and terms without proportionate increases in noninterest expenses. There can be no assurance that the Company will be successful in implementing its internal growth strategy. In addition, the Company may seek to grow by acquiring other financial institutions. Any acquisitions will be subject to regulatory approval, and there can be no assurance that the Company will obtain such approvals. The Company may not be successful in identifying further acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions. Competition for acquisitions in the Company's market area has become intense over the past few years, and the Company may not be able to acquire other institutions on attractive terms. Furthermore, the success of the growth strategy of the Company will depend on maintaining sufficient regulatory capital levels and on continued favorable economic conditions in the Denver/Boulder, Colorado area.

DECLINE IN MARKET VALUE OF INVESTMENTS

         The Company designated substantially all of its securities investment portfolio as available-for-sale when it implemented Statement of Financial Accounting Standards No. 115 ("SFAS 115") relating to accounting for investments. SFAS 115 requires that unrealized gains and losses in the estimated value of the available-for-sale portfolio (net of tax) be "marked-to-market" and reflected as a separate item in shareholders' equity.

         The bond market was unusually volatile during 1994 as a result of several interest rate increases initiated by the Federal Reserve Board. The Company's investment portfolio of mortgage-related securities and government agency bonds, nearly all of which are issued by United States government sponsored entities, experienced unrealized declines in market value due to the declines in the bond market. In 1995, the bond market was not as volatile. At December 31, 1995, the estimated unrealized loss in the market value of the investments before tax effect totaled $5.8 million or 3.3% of the Company's available-for-sale investment portfolio. This valuation resulted in a $3.6 million after tax adjustment against the Company's shareholders' equity or a reduction of 10.8% of its equity before such charge.

         Management believes that several factors will affect the market values of the Company's investment portfolio in the future. These include, but are not limited to, further changes in interest rates or expectations of changes, the degree of volatility in the market, inflation rates or expectations of inflation and the slope of the interest rate yield curve. (The yield curve refers to the differences between longer-term and shorter-term interest rates. A positively sloped yield curve means shorter-term rates are lower than longer-term rates.) A flat or an inverted yield curve tends to negatively affect the market values of the Company's portfolio. Also, the passage of time will affect the market values of the securities in that the closer they are to maturing, the closer the market price should be to par value. In addition to the foregoing, there are other factors that impact specific categories of the portfolio differently.

         The Company has chosen to maintain the flexibility to sell any or all of its portfolio before it matures. During 1995, Vectra Bank sold more than $65 million of the securities it held at December 31, 1994 as part of its objective of reducing the size and potential market value volatility of its investment portfolio. These sales were completed with a total net loss on sales of approximately $20,000. Management intends to continue its restructuring efforts to optimize the structure of the Company's investment portfolio. Management believes that the capital and liquidity of the Company are adequate to allow it to hold its portfolio and continue its restructuring efforts into the foreseeable future. Shareholders' equity will continue to reflect the unrealized gains and losses (net of tax) of these investments. There can be no assurance that the market value of the Company's investment portfolio will not decline, causing a corresponding decline in shareholders' equity.

INTEREST RATE CEILINGS ON VARIABLE RATE SECURITIES

         Substantially all of the variable rate securities in the investment portfolio of the Company are subject to interest rate ceilings. At December 31, 1995 the excess of the rate ceilings over the current coupon rates varied from a low of 2.2% to a high of 9.7% (excluding Federal Home Loan Bank of Topeka ("FHLB") notes) with most of these securities with ceilings in the 3% to 6.5% range over the current coupon rates. The market values of these securities would likely decline, causing a corresponding decline in shareholders' equity, if the interest rates increased to the ceiling levels or beyond, which would also likely negatively impact net interest income depending on corresponding changes in the cost of deposits and other liabilities.

ALLOWANCE FOR LOAN LOSSES

         Inability of borrowers to repay loans can erode earnings and capital of banks. Like all banks, Vectra Bank maintains an allowance for loan losses to provide for loan defaults and nonperformance. The allowance is based on prior experience with loan losses, as well as an evaluation of the risks in the current portfolio, and is maintained at a level considered adequate by management to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond management control, and such losses may exceed current estimates. At March 31, 1996, Vectra Bank had nonperforming loans of $1.367 million and an allowance for loan losses of $2.596 million or 1.26% of the total dollar amount loans and 190% of the total dollar amount of nonperforming loans. There can be no assurance that Vectra Bank's allowance for loan losses will be adequate to cover actual losses. Future provisions for loan losses could materially and adversely affect results of operations of Vectra Bank.

ECONOMIC CONDITIONS AND IMPACT OF INTEREST RATES

         Results of operations for financial institutions, including Vectra Bank, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. The profitability of the Company is closely tied to the spread between the interest rates earned on assets and the interest rates paid on deposits and other interest-bearing liabilities, including advances from the FHLB. A decrease in interest rate spreads would have a negative effect on the net interest income and profitability of the Company, and there can be no assurance that this spread will not decrease. Although economic conditions in the market area of the Company have been generally stronger than those in many other regions of the country, there can be no assurance that such conditions will continue to prevail. Moreover, substantially all of the loans of Vectra Bank are to individuals and businesses in the Denver/Boulder, Colorado area, and any decline in the economy of this market area could have an adverse impact on Vectra Bank, and in turn, the Company. There can be no assurance that positive trends or developments discussed herein will continue or that negative trends or developments will not have a material adverse effect on the Company.

         Vectra Bank has regularly used FHLB borrowings to fund a portion of its investment portfolio. Investments of Vectra Bank funded with FHLB borrowings have principally been adjustable rate securities, with coupon rates, which generally reset monthly, tied to several indices. The FHLB borrowings of Vectra Bank generally bear interest at variable rates, which reset daily or monthly. Net interest income derived from the investments funded by FHLB borrowings declined in 1995 compared to prior years because of a flattening and inversion of the yield curve. Flattening of the yield curve means the difference between longer-term and shorter-term rates decreases significantly. An inverted yield curve means shorter-term rates such as federal funds rates have become higher than certain longer-term rates. Net interest income derived from the investments funded by FHLB borrowings might decline further if the degree of yield curve inversion were to increase (i.e., longer-term interest rates were to decline further below shorter-term rates) or if a significant portion of the coupon rates of the variable rate securities portfolio of Vectra Bank became subject to interest rate ceilings. There can be no assurance that Vectra Bank will be able to earn returns or avoid losses from these investing activities in the future.

COMPETITIVE BANKING ENVIRONMENT

         The banking business in Colorado is highly competitive. Vectra Bank competes for loans and deposits with other local, regional and national commercial banks, savings banks, savings and loan associations, finance companies, money market funds, brokerage houses, credit unions and nonfinancial institutions, many of which have substantially greater financial resources than Vectra Bank. Interstate banking is permitted in Colorado. Currently, branch banking in Colorado is allowed on a limited basis. After a phase-in period ending July 1, 1997, full state-wide branch banking will be permitted. As a result, management believes that Vectra Bank may experience greater competition in its market area.

DEPENDENCE ON KEY PERSONNEL

         The Company is highly dependent on the continued services of Gary S. Judd, its President and Chief Executive Officer, Ray L. Nash, its Chief Financial Officer, and other key management personnel. The Company does not have employment agreements with such persons, nor does it have key person insurance on their lives. The loss of the services of these persons could adversely affect the Company and Vectra Bank.

SOURCES OF PAYMENTS OF DIVIDENDS

         The Company is a bank holding company which owns and operates one state-chartered bank, Vectra Bank, with a total of 11 locations. Vectra Bank's ability to pay dividends to the Company is restricted by state and federal regulations. Without prior regulatory approval, Vectra Bank cannot pay dividends during any calendar year in excess of the sum of its earnings during that year and the two previous years (less any other distributions during that period). The Company does not intend to pay dividends on the Company Common Stock but instead intends to retain earnings to support the growth of its business.

GOVERNMENT REGULATION AND RECENT LEGISLATION

         The Company and Vectra Bank are subject to extensive federal and state legislation, regulation and supervision which is intended primarily to protect depositors and the Bank Insurance Fund, rather than shareholders. Recently enacted, proposed and future legislation and regulations designed to strengthen the banking industry have had and may continue to have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit the Company and Vectra Bank, others may increase its costs of doing business or otherwise adversely affect it and create competitive advantages for non-bank competitors.

LIMITED MARKET HISTORY; POSSIBLE VOLATILITY OF MARKET PRICE

         The Common Stock has been traded in the Nasdaq National Market since March 24, 1994. There can be no assurance, however, that a market for the Common Stock will be sustained or that the Company will qualify for listing in such market in the future. The Company has a number of market makers for the Common Stock; however, such market makers are not obligated to continue to make a market for the Common Stock. The market prices of the Common Stock may be volatile depending on various factors, including the general economy, stock market conditions, announcements by the Company or its competitors and fluctuations in operating results of the Company.

SHARES OF THE COMMON STOCK ELIGIBLE FOR FUTURE SALE

         Substantially all of the outstanding shares of the Common Stock may be sold in the public market subject, in the case of shares owned by affiliates of the Company, to compliance with Rule 144 under the Securities Act of 1933. Future market sales of shares of the Common Stock may depress the market price of the Common Stock.

ANTI-TAKEOVER PROVISIONS; LIMITATION ON OWNERSHIP

         Federal law requires the prior approval of the Board of Governors for the acquisition of "control" of a bank holding company. In addition, the board of directors of the Company has the authority to fix the rights and preferences of and issue additional series of preferred stock which may affect a potential change of control. The outstanding 1994 Series A Preferred Stock of the Company is mandatorily redeemable, and the proposed 1996 Series A Preferred Stock will be redeemable, at the option of the Company (assuming the 1996 Series A Preferred Stock is issued pursuant to the pending merger with Bank Land Co. and Southwest State Bank (see "The Company")) in the event of a "change of control" of the Company subject, in either case, to the prior approval of the Board of Governors, and to the extent not converted would require a redemption payment of approximately $19 million in the case of a change of control. These provisions may make it more difficult for an outside party to acquire control of the Company.

                                USE OF PROCEEDS

         Since this Prospectus relates to the offering of shares by the Selling Shareholders, the Company will not receive any of the proceeds from the sale of the Shares offered hereby.

                              SELLING SHAREHOLDERS

         The shareholders whose shares of Common Stock are covered by this Prospectus ("Selling Shareholders") are listed below. The amount of Common Stock to be reoffered or resold by each Selling Shareholder pursuant to this Prospectus, and any other person with whom each Selling Shareholder is acting in concert for the purposes of selling Common Stock, is limited by Rule 144(e) promulgated by the SEC under the Securities Act. Rule 144(e) prohibits reoffers and resales from exceeding, during any three-month period, the greater of (i) one percent of the Common Stock outstanding as shown by the most recent report or statement published by the Company, or (ii) the average weekly reported volume of trading in the Common Stock reported on the Nasdaq National Market System during the four calendar weeks preceding the date of receipt of the order to execute the transaction by the broker or the date of the execution of the transaction directly with a market maker.

         The following table sets forth (a) the name and the nature of any position, office or other material relationship with the Company within the past three years of the Selling Shareholders and (b) the number of shares owned by the Selling Shareholders, the number of shares being offered for sale by the Selling Shareholders and the number of shares to be owned by the Selling Shareholders after the offering of the shares, assuming the sale of all shares offered by the Selling Shareholders.

                                    Beneficial                                       Beneficial
                                    Ownership                     Number of        Ownership After
                                  Before Offering                  Shares            Offering(a)
Name and Position                    (Number)           (%)       Offered             (Number)       (%)
- -----------------                    --------           ---       -------             --------       ---
Robert C. Barton, Regional            36,293(b)         1.1         7,800               28,493       (j)
President of Vectra Bank

Lauren O'Connell, Director             3,500(g)         (j)           300                3,200       (j)
of Marketing and Service Quality

J. Patrick McDuff, Regional           11,803(d)         (j)         3,800                8,003       (j)
of Vectra Bank

Michael Y. Meganck, Senior            17,093(e)         (j)         4,300               12,793       (j)
Credit Policy Officer

Ray L. Nash, Chief Financial          36,303(f)         1.1         8,500               27,803       (j)
Officer

June Kilburn, Controller               4,800(c)         (j)           400                4,400       (j)

Debra J. Tynan, Director of            7,300(h)         (j)         1,100                6,200       (j)
Technology and Information Services

Joseph J. Wolf, Regional              12,033(i)         (j)         3,800                8,233       (j)
President of Vectra Bank

- ----------------

(a)      Assumes the sale of all shares offered hereby by all Selling
         Shareholders.
(b) Includes 16,333 shares of common stock which are presently exercisable (or exercisable within 60 days) pursuant to options granted under the Company's Employees' Equity Incentive Plan and Non-Statutory Stock Option Plan.
(c) Includes 4,400 shares of common stock which are presently exercisable (or exercisable within 60 days) pursuant to options granted under the Company's Employee's Equity Incentive Plan and Non-Statutory Stock Option Plan.
(d) Includes 7,633 shares of common stock which are presently exercisable (or exercisable within 60 days) pursuant to options granted under the Company's Employees' Equity Incentive Plan and Non-Statutory Stock Option Plan.
(e) Includes 8,633 shares of common stock which are presently exercisable (or exercisable within 60 days) pursuant to options granted under the Company's Employees' Equity Incentive Plan and Non-Statutory Stock Option Plan.
(f) Includes 18,333 shares of common stock which are presently exercisable (or exercisable within 60 days) pursuant to options granted under the Company's Employees' Equity Incentive Plan and Non-Statutory Stock Option Plan.
(g) Includes 3,200 shares of common stock which are presently exercisable (or exercisable within 60 days) pursuant to options granted under the Company's Employees' Equity Incentive Plan and Non-Statutory Stock Option Plan.
(h) Includes 6,200 shares of common stock which are presently exercisable (or exercisable within 60 days) pursuant to options granted under the Company's Employees' Equity Incentive Plan and Non-Statutory Stock Option Plan.
(i) Includes 8,233 shares of common stock which are presently exercisable (or exercisable within 60 days) pursuant to options granted under the Company's Employees' Equity Incentive Plan and Non-Statutory Stock Option Plan.
(j)      Less than 1%.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby on behalf of the Selling Shareholders are to be sold from time to time by means of (i) ordinary brokers' transactions, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, or (iii) a combination of any such methods of sale in each case at market prices. In connection therewith, distributors' or sellers' commissions may be paid or allowed which will not exceed those customary in the types of transactions involved. Commissions may also be received from purchasers for whom brokers or dealers act as agents. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

         In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. However, the amount of Common Stock that may be reoffered or resold by means of this Prospectus by each Selling Shareholder, and any other person with whom the Selling Shareholder is acting in concert for the purpose of selling securities of the Company, may not exceed, during any three-month period, the amount specified in Rule 144(e).

         No assurance can be given that any of the Selling Shareholders will offer for sale or sell any or all of the Common Stock covered by this Prospectus.

                                 LEGAL MATTERS

         The legality of the Common Stock offered hereby is being passed upon by Jones & Keller, P.C., Denver, Colorado.

                                    EXPERTS

         The consolidated financial statements of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to changes in the methods of accounting for impairment of loans in 1995, for goodwill in 1994, and for income taxes and certain investments in debt and equity securities in 1993.

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         1. Vectra Banking Corporation (the "Company") hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

         a. the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and Amendment No. 1 on Form 10-K-A;

         b. the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1996;

         c. the description of the Common Stock, par value $.01 per share, of the Company set forth in the Registration Statement on Form 8-A, filed with the Commission on March 10, 1994, including any amendment or report filed for the purpose of updating such description; and

         d. all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

         2. The Corporation will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, and any or all other documents required to be delivered to employees of the Corporation pursuant to Rule 428(b) under the Securities Act. Written requests or requests by telephone for such copies, or additional information about the Incentive Stock Purchase Agreements should be directed to Ray L. Nash, Vectra Banking Corporation, 1650 South Colorado Boulevard, Suite 320, Denver, Colorado 80222, (303) 782-7440.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Article 109 of Title 7 of the Colorado Revised Statutes enables a Colorado corporation to indemnify its officers, directors, employees and agents against liabilities, damages, costs and expenses for which they are liable in their Official Capacities (as defined by this statute) if they acted in good faith and had no reasonable basis to believe their conduct was not in the best interest of the Registrant or was illegal.

         Article XVI of Registrant's Articles of Incorporation limits the liability of directors to the full extent provided by Colorado law.

         Article VIII of the Registrant's Bylaws provide indemnification to officers, directors, employees and agents to the fullest extent provided by Colorado law.

         The Registrant also has a financial institution corporate indemnification and directors and affiliates policy with the St. Paul Mercury Insurance Company under which officers and directors are covered for losses arising from claims against such persons who held their official positions at the time of "wrongful acts" defined as any actual or alleged (1) error or misstatement or (2) misleading statement or (3) act or omission or (4) breach of duty or (5) breach of fiduciary duty or (6) any other act.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         The following documents are filed as a part of this registration statement. Where such filing is made by incorporation by reference to a previously filed report, such report is identified. See the Index to Exhibits included with the exhibits filed as a part of this report.

Exhibit          Description
- -------          -----------

4.1 Amended and Restated Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant's Registration Statement No. 33-74724 on Form SB-2, effective March 23, 1994 ("SB-2 Registration Statement) and incorporated herein by reference.

4.2 Bylaws of the Registrant, as amended, filed as Exhibit 3.2 to the Registrant's SB-2 Registration Statement and incorporated herein by reference.

4.3 Incentive Stock Purchase Agreements separately executed between the Company (formerly known as Mountain West Banking Corporation) on the one hand and each of Robert C. Barton, June Kilburn, J. Patrick McDuff, Michael Y. Meganck, Ray L. Nash, Lauren O'Connell, Debra J. Tynan, and Joseph J. Wolf on the other hand.

5.1              Opinion of Jones & Keller, P.C.

23.1 Consent of Jones & Keller, P.C. (included in their opinion filed as Exhibit 5.1).

23.2             Consent of KPMG Peat Marwick LLP.

25.1 Power of Attorney (see signature page of this Registration Statement - Page II-4.

Item 9.  Undertakings.

         A.  The undersigned Registrant hereby undertakes:

                 (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 (2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                 (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City and County of Denver, Colorado, on May 30, 1996.

                                  VECTRA BANKING CORPORATION


                                  By: /s/ Gary S. Judd
                                      -------------------------------------
                                      Gary S. Judd, President

                               POWER OF ATTORNEY

         Each individual whose signature appears below hereby designates and appoints Gary S. Judd and Ray L. Nash, and each of them, as such person's true and lawful attorneys-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and resubstitution, for each person and in such person's name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, which amendments may make such changes in this registration statement as either Attorney-in-Fact deems appropriate and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.


Signatures                     Title                                 Date
- ----------                     -----                                 ----
/s/ Gary S. Judd               Director, President                   May 30, 1996
- ------------------------       and Chief Executive Officer
Gary S. Judd                   (Principal Executive Officer)

/s/ Richard B. Tucker          Director                              May 30, 1996
- ------------------------
Richard B. Tucker

/s/ Robert Greene              Director                              May 30, 1996
- ------------------------
Robert Greene

/s/ James L. Rumsey            Director                              May 30, 1996
- ------------------------
James L. Rumsey

/s/ W. James Tozer, Jr.        Director                              May 30, 1996
- ------------------------
W. James Tozer, Jr.

/s/ Robert A. Silverberg           Director and Executive            May 30, 1996
- ---------------------------        Vice President
Robert A. Silverberg

/s/ Mary Gittings Cronin           Director                          May 30, 1996
- ---------------------------
Mary Gittings Cronin

/s/ Ray L. Nash                    Chief Financial Officer and       May 30, 1996
- ---------------------------        Principal Accounting Officer
Ray L. Nash

                               INDEX TO EXHIBITS

Exhibit          Description
- -------          -----------

4.1 Amended and Restated Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant's Registration Statement No. 33-74724 on Form SB-2, effective March 23, 1994 ("SB-2 Registration Statement"), and incorporated herein by reference.(1)

4.2 Bylaws of the Registrant, as amended, filed as Exhibit 3.2 to the Registrant's SB-2 Registration Statement and incorporated herein by reference.(1)

4.3 Incentive Stock Purchase Agreements separately executed between the Company (formerly known as Mountain West Banking Corporation) on the one hand and each of Robert C. Barton, June Kilburn, J. Patrick McDuff, Michael Y. Meganck, Ray L. Nash, Lauren O'Connell, Debra J. Tynan, and Joseph J. Wolf on the other hand. Filed herewith.

5.1              Opinion of Jones & Keller, P.C.  Filed herewith.

23.1 Consent of Jones & Keller, P.C. (included in their opinion filed as Exhibit 5.1). Filed herewith.

23.2             Consent of KPMG Peat Marwick LLP.  Filed herewith.

25.1 Power of Attorney (see signature page of this Registration Statement - Page II-4).

______________

(1) Filed with Registration Statement No. 33-74724 on or about March 9, 1994, and incorporated herein by reference.